Exhibit 99.5

August 4, 2021

dMY Technology Group, Inc. III

1180 North Town Center Drive, Suite 100

Las Vegas, NV 89144

Consent to Reference in Proxy Statement/Prospectus

dMY Technology Group, Inc. III (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Ronald D. Bernal
Name: Ronald D. Bernal